Exhibit 99.1

Uranium Resources, Inc. Announces Favorable NRC Decision for the New Mexico Projects and Update on Texas TCEQ PAA3 Approval

     LEWISVILLE, Texas--(BUSINESS WIRE)--Jan. 9, 2006--Uranium Resources, Inc. (OTCBB:URIX) announced today that the United States Nuclear Regulatory Commission Atomic Safety and Licensing Board ("ASLB") has ruled that the Company has carried the burden of demonstrating that the Intervenor's challenges to its License regarding radiological air emissions do not provide a basis for invalidating or amending HRI's license to perform ISL uranium mining at the Company's Crownpoint Uranium Project in New Mexico. The ASLB concurred with the Federal Environmental Impact Statement and noted that calculated radiation doses from operations are a small fraction of the regulatory limits and will not be inimical to public health and safety.
     This is the third in a series of decisions pertaining to Phase II of the licensing of the Company's Crownpoint Uranium Project. In the previous two decisions involving groundwater protection, restoration, surety estimates and cultural resources, ASLB similarly ruled in favor of the Company and upheld its NRC license, concluding, among other things, that HRI has demonstrated by a preponderance of the evidence that the Intervenors' challenges relating to groundwater protection, groundwater restoration and surety estimates do not provide a basis for invalidating HRI's license to perform ISL uranium mining at
Section 17, Crownpoint and Unit 1.
     These decisions continue the validation by the NRC of the Company's license for the Crownpoint Project and NRC's rejection of challenges to the project by Intervenors. In Phase I of the hearing pertaining to the Company's Section 8 property, the ASLB likewise ruled in favor of the Company and upheld the validity of its NRC license to engage in ISL mining operations.
     Separately, the Company had previously announced that it had anticipated that the Texas Commission on Environmental Quality ("TCEQ") would act in January 2006 on the recommendation by the Hearing Examiner to approve the Kingsville PAA3. Because the TCEQ's Agenda calendar is full in January, the matter was carried over by the TCEQ to the February Agenda calendar.
     Paul K. Willmott, President of the Company, stated that he was pleased with the decision by the ASLB, which continues to affirm that the Company's ISL mining plans in New Mexico are protective to public health and safety, and to the environment including groundwater resources. He also noted that modern ISL uranium recovery technology represents an acceptable and safe option to the traditional mining methods historically used to recover uranium in the State.
     This press release contains "forward-looking statements." These include, without limitation, statements relating to future mining plans, production and other such matters. The words "expect," "anticipate," "estimate" or "plans" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see "Cautionary Statements" included in the Company's latest Annual Report on Form 10-KSB/A filed with the Securities and Exchange Commission.
     Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.


     CONTACT: Uranium Resources, Inc., Lewisville
              Paul K. Willmott, 972-219-3330
              or
              Thomas H. Ehrlich, 972-219-3330